PRESS RELEASE	Exhibit 99

Scripps reports February revenues

For immediate release	(NYSE: SSP)
March 11, 2005

CINCINNATI – The E. W. Scripps Company’s consolidated revenue for February increased 10 percent year-over-year to $185 million.

Revenue for the company’s fastest growing division, Scripps Networks, was up 25 percent to $63.3 million. February advertising revenue at Scripps Networks was up 30 percent and affiliate fee revenue increased 16 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 88 million and 86 million U.S. television households, respectively. DIY Network reaches about 32 million households and Fine Living can be seen in about 25 million households. GAC reached 37 million U.S. households in February.

At the company’s newspapers, February revenue was down 5.6 percent to $58.0 million compared with the same month a year ago. February 2005 had four Sundays compared with five Sundays in 2004. Newspaper advertising revenue for the two-month period, January and February, was up 3.4 percent year-over-year.

Including the effect of one fewer Sunday in the month, newspaper advertising revenue in February by category, was:

•	Local, down 4.0 percent to $13.9 million.

•	Classified, down 4.1 percent to $18.5 million.

•	National, down 2.0 percent to $3.3 million.

•	Preprint and other, down 3 percent to $10.6 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $5.5 million compared with $5.9 million in February 2004. The decrease includes the effect of one fewer Sunday in February 2005. The company’s share of profits from joint newspaper operations is up 6.3 percent for the two-month period of January and February.

At Shop at Home, the company’s television retailing subsidiary, February revenue was up 39 percent to $33.2 million. Shop at Home could be seen in 53 million television households in February, up 12 percent from the same month in 2004.

At the company’s broadcast television stations February revenue was down 4.3 percent to $22.5 million. The decline reflects the absence of political advertising revenue compared with $1.1 million in political advertising revenue during the same month last year.

Broadcast television February advertising revenue, by category, was:

•	Local, down 1.2 percent to $14.0 million.

•	National, up 9.2 percent to $7.5 million.

•	Other, down 27 percent to $1.0 million.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 95 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop at Home, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: February	The E.W. Scripps Company
Report date: March 11, 2005	513-977-3826

( amounts in millions, unless otherwise noted )	February			Year-to-date
	2005	2004	%	2005	2004	%
SEGMENT OPERATING REVENUES
Scripps Networks (1)	$63.3	$50.5	25.4%	$124.4	$98.2	26.6%
Newspapers	58.0	61.4	(5.6)%	118.7	116.7	1.7%
Broadcast Television	22.5	23.5	(4.3)%	45.0	46.9	(4.0)%
Shop At Home	33.2	23.9	38.6%	64.7	50.0	29.3%
Licensing and Other Media	8.4	8.5	(2.1)%	17.5	18.1	(3.4)%

TOTAL	$185.4	$167.9	10.4%	$370.3	$330.0	12.2%

SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$49.6	$38.2	29.9%	$96.8	$74.3	30.2%
Affiliate fees, net	13.4	11.6	15.8%	26.8	22.4	19.9%
Other	0.4	0.8	(48.0)%	0.8	1.5	(49.9)%

Scripps Networks	$63.3	$50.5	25.4%	$124.4	$98.2	26.6%

Subscribers (2)
HGTV				87.6	85.4	2.6%
Food Network				86.3	83.8	3.0%
Great American Country				37.3	26.1	42.9%

NEWSPAPERS (3)
Operating Revenues
Local	$13.9	$14.4	(4.0)%	$27.4	$27.7	(1.2)%
Classified	18.5	19.2	(4.1)%	37.9	36.6	3.6%
National	3.3	3.4	(2.0)%	6.8	6.5	5.4%
Preprints and other	10.6	11.0	(3.0)%	21.7	19.9	8.9%

Newspaper advertising	46.3	48.0	(3.6)%	93.8	90.7	3.4%
Circulation	10.5	12.1	(12.8)%	22.4	23.7	(5.2)%
Other	1.2	1.3	(8.9)%	2.5	2.4	4.0%

Newspapers	$58.0	$61.4	(5.6)%	$118.7	$116.7	1.7%

Ad inches (excluding JOAs) (in thousands)
Local	478	507	(5.7)%	945	985	(4.1)%
Classified	738	789	(6.5)%	1,500	1,539	(2.5)%
National	91	96	(5.6)%	184	188	(2.2)%

Full run ROP	1,307	1,392	(6.1)%	2,630	2,713	(3.1)%

Share of JOA operating profits (4)	$5.5	$5.9	(7.0)%	$10.8	$10.2	6.3%

BROADCAST TELEVISION
Operating Revenues
Local	$14.0	$14.1	(1.2)%	$28.2	$28.7	(1.7)%
National	7.5	6.9	9.2%	14.8	13.9	6.8%
Political		1.1		(0.0)	1.7
Other	1.0	1.4	(27.3)%	2.1	2.7	(23.9)%

Broadcast Television	$22.5	$23.5	(4.3)%	$45.0	$46.9	(4.0)%

SHOP AT HOME
Operating Revenues
Shop At Home	$33.2	$23.9	38.6%	$64.7	$50.0	29.3%

Avg. full-time equivalent homes	53.3	47.5	12.2%	53.8	47.4	13.5%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	February 2005 had 4 Sundays, versus 5 Sundays in 2004.
(4)	Excludes editorial costs.